EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2018. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

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REPUBLIC OF INDONESIA

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17, 1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi (Reformation) led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks and balances and the separation of powers and provide for a more direct democracy.

In July 2014, President Joko Widodo and Vice President Muhammad Jusuf Kalla were elected to serve until 2019. The nomination of presidential and vice-presidential candidates is proposed by coalitions of political parties and the candidates’ relationships with and support from political parties have a considerable effect on election results. In the 2014 election, the legislative and presidential elections were held separately with three months span in between. Accordingly, the legislative election results were an important indicator of the outcome of the presidential election due to the political support from the political parties.

Recent Elections

In 2019, for the first time, Indonesia’s presidential and legislative election was held simultaneously. The 2019 simultaneous general election was held on April 17, 2019 for the election of president and vice president, members of the House of Representatives, members of the Regional Representative Council, members of the Provincial Legislative Council, and members of the City/Regency Legislative Council.

On May 21, 2019, the General Election Commission (Komisi Pemilihan Umum) or KPU, confirmed the election of President Joko Widodo and Vice President KH. Ma’ruf Amin to serve as the president and vice president, respectively, until 2024. Following the announcement of the election results, the primary opposition presidential and vice presidential candidates filed a claim against the general election’s result with the Constitutional Court. On June 27, 2019, the Constitutional Court rendered a decision rejecting these claims. President Widodo and Vice President Amin took their oath of office and commenced serving their five-year term on October 20, 2019.

While Indonesia has successfully conducted elections in the past and the recent general elections, the country continues to face various socio-political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Widodo, as well as in response to specific issues, including reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and the American-led military campaigns in the Middle-East. Gubernatorial elections in Jakarta in February and April 2017 led to protests with religious undertones. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition. Considering the recent state of the political environment in Indonesia, political campaigns in Indonesia may bring a degree of political and social uncertainty to Indonesia that could lead to further civil disturbances.

Political Developments

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island of Borneo. He further announced that the physical relocation of the capital will begin in 2024 and is expected to cost Rp466 trillion, 19% of which will originate from state budget. The remaining amount will be funded through public private partnerships as well as private investments. The plan is preliminary and is subject to change and various government approvals, including the approval of Parliament as well as the anticipated enactment into law (undang-undang) as the legal basis for the relocation.

Following the inauguration of his second presidential term in October 2019, President Widodo announced his administration’s plans to continue regulatory reform by focusing on initiatives such as developing a dynamic workforce, promoting industry cooperation through technology, continuing infrastructure development, simplifying regulations by creating two omnibus laws—one on job creation and one on small business empowerment—which will be a legislative priority, reducing bureaucracy and diversifying the nation’s economy by reducing dependency on production of natural resources.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	332,147	2.2	247,442	2.2	253,285	2.1
Non-Coal, Oil and Gas Manufacturing Industries	2,615,152	17.6	1,946,852	17.6	2,077,606	17.6

Total Manufacturing Industry	2,947,299	19.9	2,194,294	19.9	2,330,890	19.7
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,931,911	13.0	1,438,115	13.0	1,542,244	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,417,075	9.6	1,129,103	10.2	1,175,295	9.9
Forestry and Logging	97,338	0.7	72,334	0.7	77,043	0.7
Fishery	385,936	2.6	285,691	2.6	311,058	2.6

Total Agriculture, Forestry, and Fishery	1,900,349	12.8	1,487,129	13.5	1,563,397	13.2
Mining and Quarrying
Oil, Gas and Geothermal Mining	460,170	3.1	343,455	3.1	328,463	2.8
Coal and Lignite Mining	401,277	2.7	293,504	2.7	285,931	2.4
Metal Ore	111,321	0.8	89,087	0.8	73,256	0.6
Other Mining and Quarrying	226,219	1.5	167,943	1.5	180,522	1.5

Total Mining and Quarrying	1,198,987	8.1	893,989	8.1	868,173	7.3
Construction	1,562,297	10.5	1,140,098	10.3	1,249,089	10.6
Government Administration, Defense Compulsory Social Security	541,741	3.7	391,954	3.6	421,907	3.6
Information and Communication	559,055	3.8	413,498	3.7	464,222	3.9
Transportation and Warehousing	797,281	5.4	592,444	5.4	654,141	5.5
Financial and Insurance Service	616,253	4.2	457,895	4.1	497,008	4.2
Education Service	482,134	3.2	347,684	3.1	380,423	3.2
Other*	1,699,170	11.5	1,258,836	11.4	1,379,231	11.7

Gross Value Added at Basic Prices	14,236,477	96.0	10,615,935	96.2	11,350,725	96.1
Taxes less Subsidies on Products	600,881	4.0	422,747	3.8	464,256	3.9

Total GDP	14,837,358	100.0	11,038,682	100.0	11,814,981	100.0

Source:    Statistics Indonesia (Badan Pusat Statistik or BPS)

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	219,730	2.1	166,182	2.1	163,305	2.0
Non-Coal, Oil and Gas Manufacturing Industries	1,973,537	18.9	1,473,845	18.9	1,539,910	18.8

Total Manufacturing Industry	2,193,266	21.0	1,640,027	21.1	1,703,215	20.8
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,376,937	13.2	1,030,663	13.2	1,080,933	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	1,005,441	9.6	800,100	10.3	824,729	10.1
Forestry and Logging	62,944	0.6	46,933	0.6	47,196	0.6
Fishery	238,641	2.3	177,456	2.3	187,966	2.3

Total Agriculture, Forestry, and Fishery	1,307,026	12.5	1,024,489	13.2	1,059,891	13.0
Mining and Quarrying
Oil, Gas and Geothermal Mining	298,420	2.9	224,349	2.9	217,602	2.7
Coal and Lignite Mining	235,561	2.3	171,546	2.2	193,559	2.4
Metal Ore	103,719	1.0	82,099	1.1	67,267	0.8
Other Mining and Quarrying	158,804	1.5	118,133	1.5	124,722	1.5

Total Mining and Quarrying	796,505	7.6	596,128	7.7	603,150	7.4
Construction	1,048,083	10.1	770,211	9.9	814,468	10.0
Government Administration, Defense Compulsory Social Security	349,507	3.4	252,473	3.2	266,778	3.3
Information and Communication	538,875	5.2	400,680	5.1	437,819	5.4
Transportation and Warehousing	435,185	4.2	324,093	4.2	343,201	4.2
Financial and Insurance Service	415,579	4.0	309,921	4.0	328,534	4.0
Education Service	321,084	3.1	232,237	3.0	247,588	3.0
Other(2)	1,221,067	11.7	906,955	11.6	972,312	11.9

Gross Value Added at Basic Prices	10,003,114	96.0	7,487,875	96.2	7,857,889	96.1
Taxes less Subsidies on Products	422,203	4.0	298,547	3.8	321,351	3.9

Total GDP	10,425,316	100.0	7,786,422	100.0	8,179,239	100.0

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the nine months ended September 30, 2019, Indonesia’s manufacturing industries grew by 3.9%, compared to the same period in 2018. Non-coal, oil, and gas manufacturing industries grew by 4.5% during the nine months ended September 30, 2019, mainly driven by the textile and apparel subsector, which grew by 18.2%. This growth was partially offset by a 5.9% contraction in the wood and cork products, woven goods from bamboo, rattan, a 5.7% contraction in rubber and plastic products and a contraction in the other subsectors.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the nine months ended September 30, 2019, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to the same period in 2018. This growth was driven by the wholesale and retail trade of non-cars and motorcycles subsector and the wholesale, retail trade, and repairs of cars and motorcycles subsector, which grew by 5.2% and 3.7%, respectively, compared to the same period in 2018.

Agriculture, forestry and fishery

During the nine months ended September 30, 2019, the agriculture, forestry, and fishery sector grew by 3.5%, compared to the same period in 2018. This growth was mainly driven by the fisheries sub-sector and the agriculture, livestock, hunting and agriculture services subsector which grew by 5.9% and 3.1%, respectively. The forestry and logging subsector grew by 0.6%.

Mining and Quarrying

During the nine months ended September 30, 2019, the mining and quarrying sector grew by 1.2% compared to the same period in 2018, primarily due to growth in the coal and lignite mining and the other mining and quarrying subsector, which grew by 12.8% and 5.6%, respectively. This growth was partially offset by a contraction in the metal ore mining and the oil, gas and geothermal mining subsector, which contracted by 18.1% and 3.0%, respectively.

Construction

During the nine months ended September 30, 2019, the construction sector grew by 5.8% compared to the same period in 2018. This growth was primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

Transportation and Warehousing

During the nine months ended September 30, 2019, the transportation and warehousing sector grew by 5.9%, compared to the same period in 2018. The subsector contributing the highest growth was land transport at 10.0%, followed by sea transport at 9.9% and warehousing and support activities for transportation; postal and courier at 9.8%. This growth was partially offset by an 11.9% contraction in the air transport subsector.

Information and Communication

During the nine months ended September 30, 2019, the information and communication sector grew by 9.3% compared to the same period in 2018. This growth was primarily due to an increase in the number of start-ups and construction of base transceiver stations.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product

In this prospectus, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	14,837,358	100.0	11,038,682	100.0	11,814,981	100.0
Add: Imports of goods and services	3,272,523	22.1	2,372,237	21.5	2,211,409	18.7

Total supply of goods and services	18,109,881	122.1	13,410,919	121.5	14,026,389	118.7
Less: Exports of goods and services	3,110,755	21.0	2,308,249	20.9	2,163,225	18.3

Total domestic expenditure	14,999,126	101.1	11,102,670	100.6	11,863,164	100.4

Allocation of total domestic expenditure:
Household consumption expenditure	8,269,754	55.7	6,141,990	55.6	6,659,739	56.4
NPISHs consumption expenditure	180,782	1.2	133,001	1.2	155,056	1.3
Government consumption expenditure	1,332,534	9.0	873,173	7.9	925,718	7.8

Total consumption	9,783,070	65.9	7,148,164	64.8	7,740,513	65.5
Gross domestic fixed capital formation	4,790,607	32.3	3,505,221	31.8	3,769,614	31.9
Change in inventories (residual)(1)	425,449	2.9	449,284	4.1	353,037	3.0

Total domestic expenditure	14,999,126	101.1	11,102,670	100.6	11,863,164	100.4

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	%	2018	%	2019P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,425,316	100.0	7,786,422	100.0	8,179,239	100.0
Add: Imports of goods and services	2,201,127	21.1	1,616,907	20.8	1,493,685	18.3

Total supply of goods and services	12,626,444	121.1	9,403,329	120.8	9,672,924	118.3
Less: Exports of goods and services	2,285,872	21.9	1,701,734	21.9	1,680,620	20.5

Total domestic expenditure	10,340,572	99.2	7,701,594	98.9	7,992,304	97.7

Allocation of total domestic expenditure:
Household consumption expenditure	5,651,230	54.2	4,209,416	54.1	4,422,636	54.1
NPISHs consumption expenditure	122,894	1.2	90,686	1.2	102,609	1.3
Government consumption expenditure	828,714	7.9	545,310	7.0	570,880	7.0

Total consumption	6,602,839	63.3	4,845,412	62.2	5,096,125	62.3
Gross domestic fixed capital formation	3,444,118	33.0	2,529,809	32.5	2,649,623	32.4
Change in inventories (residual)(2)	293,615	2.8	326,373	4.2	246,556	3.0

Total domestic expenditure	10,340,572	99.2	7,701,594	98.9	7,992,304	97.7

Source:     BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index(1)

As of December 31, 2019P
CPI	139.1
Annual percentage year-on-year	2.7%

Source:    BPS

P	Preliminary.
(1)	Calculated on the basis of 2012 CPI = 100.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	Year Ended December 31,
	2018	2019P
Food	3.4%	4.3%
Processed food, beverages, cigarettes and tobacco	3.9%	4.0%
Housing , water, electricity, gas and fuel	2.4%	1.8%
Clothing	3.6%	4.9%
Health	3.1%	3.5%
Education, recreation and sports	3.2%	3.3%
Transportation, communication, and financial service	3.2%	0.2%

Source:    BPS

P	Preliminary.
(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In the twelve-month period ended December 31, 2019, inflation was 2.7%, which was lower than the 3.1% inflation in the twelve-month period ended December 31, 2018.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of August 2019.(1)

Sector	As of February 2019		As of August 2019
	(in millions)%		(in millions)%
Agriculture, forestry, and fishing	38.1	29.5	34.6	27.3
Mining and quarrying	1.4	1.1	1.4	1.1
Manufacturing	18.2	14.1	18.9	15.0
Electricity and gas	0.3	0.2	0.4	0.3
Water supply, sewerage, waste management, and remediation activities	0.4	0.3	0.5	0.4
Construction	7.6	5.9	8.5	6.7
Wholesale and retail trade, repair of motor vehicles and motorcycles	24.5	18.9	23.8	18.8
Transportation and storage	5.2	4.0	5.6	4.4
Accommodation and food service activities	8.8	6.8	8.5	6.7
Information and communication	0.9	0.7	0.9	0.7
Financial and insurance activities	1.8	1.4	1.8	1.4
Real estate activities	0.3	0.3	0.4	0.3
Business activities	1.7	1.3	1.9	1.5
Public administration and defence, compulsory social security	5.2	4.0	4.9	3.8
Education	6.6	5.1	6.3	5.0
Human health and social work activities	2.0	1.5	2.0	1.5
Other services activities	6.4	4.9	6.3	5.0

Total	129.4	100.0	126.5	100.0

Source:    BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of August 2019.

	As of February 2019		As of August 2019
	(in millions)	%(1)	(in millions)	%(1)
Male	77.3	59.8	77.8	61.5
Female	52.0	40.2	48.7	38.5

Total	129.4	100.0	126.5	100.0

Source:    BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia(1)

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of August 2019.

	As of February 2019P		As of August 2019P
	(in millions)%		(in millions)%
Employed	129.4	95.0	126.5	94.7
Unemployed(2)	6.8	5.0	7.1	5.3

Total	136.2	100.0	133.6	100.0

Source: BPS

P	Preliminary.
(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Income Distribution

As of March 2019, Indonesia had a Gini Index of 0.38. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, this decreased to approximately 25.1 million, or 9.4% of the population, as of March 2019.

Infrastructure Development

Completion timeline for priority projects

The below table shows the construction commencement years for the priority projects under the National Medium Term Plan for 2015 - 2019 as well as expected commercial operation years as of November 30, 2019.

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Roads and Bridges	Balikpapan - Samarinda Toll Road	2017	2020
	Serang - Panimbang Toll Road	2017	2020
	Manado - Bitung Toll Road	2016	2020
	Eight sections of the Sumatera toll road:
	Medan - Binjai	2015	2020
	Palembang - Indralaya	2015	Completed
	Bakauheni - Terbanggi Besar	2015	Completed
	Pekanbaru - Dumai	2016	2020
	Terbanggi Besar - Pematang Panggang	2017	Completed
	Pematang Panggang - Kayu Agung	2017	Completed
	Palembang - Tanjung Api-api	2019	2024
	Kisaran - Tebing Tinggi	2019	2021
	Yogyakarta - Bawen Toll Road	2019	2021
	Probolinggo - Banyuwangi Toll Road	2017	2020

Water and Sanitation	Jakarta Sewerage System (JSS)	2019	2022
	Water Supply System (SPAM) West Semarang	2019	2021
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2022
	Water Supply System (SPAM) Lampung	2018	2021
	Water Supply System (SPAM) Jatiluhur	2020	2022

Oil and Gas	Oil refinery in Bontang	2021	2027
	Oil refinery in Tuban	2021	2026
	Refinery Development Master Plan (RDMP)	2019	2021
	Abadi WK Masela Field	2020	2027
	Jambaran – Tiung Biru Gas Field Unitization	2017	2021
	Indonesian Deepwater Development (IDD)	2012	2027
	Tangguh LNG Train 3 Project	2016	2020

Electricity	PLTU Mulut Tambang	2018	2020
	The 500 kV Sumatera Transmission	2016	2019
	Central - West Java Transmission Line 500 kV	2018	2020
	PLTU Indramayu	2022	2026
	PLTU Batang	2016	2020
	Gas Power Plant	2017	2019
	Energy From Big Cities’ Waste	2017	2021

Ports	Bitung International Hub Seaport	2017	2019
	Kuala Tanjung International Hub Seaport	2015	2019
	Patimban Seaport	2018	2019
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2019	2021

Public Transportation	MRT Jakarta (North - South Corridor)	2013	2024
	Light Rail Transit (LRT) South Sumatera	2015	Completed
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi Circular Line	2015	2021

Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2015	Completed
	Makassar - Parepare Railway	2015	2019
	East Kalimantan Railway	2018	2021
	General Railway Organization in Jakarta	2016	2019

Information Technology	Palapa Ring Broadband	2016	Completed

Foreign Investment

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or BKPM) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,862	16,991	19,750
Debt instrument	(1,159)	(637)	(650)

Total direct investments	19,703	16,355	19,101
Portfolio investments:
Equity securities	(3,668)	(3,694)	(206)
Debt securities	18,151	6,688	14,698

Total portfolio investments	14,483	2,994	14,492
Financial derivatives	(584)	(418)	(611)
Other investments	11,499	7300	4,068

Total foreign investment	45,101	26,230	37,050

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
North America	(3,851)	(271)	769
USA	(3,795)	(220)	806
Canada	(16)	(15)	(10)
Other North America(2)	(40)	(36)	(27)
Central and South America	919	616	225
Argentina	(0)	(0)	(0)
Brazil	28	24	19
Mexico	1	1	1
Cayman Islands	84	91	218
Other Central and South America	807	501	(13)
Europe	1,963	1,968	980
European Union	1,388	1,481	1,350
Austria	99	66	119
Belgium	(13)	(31)	23
Denmark	3	(5)	33
Finland	54	36	(161)
France	50	19	393
Germany	564	456	344
Greece	0	(0)	0
Ireland	186	146	115
Italy	(20)	(15)	9
Luxembourg	120	98	59
Netherlands	440	203	107
Portugal	(0)	(0)	0
Spain	1	1	4
Sweden	21	14	18
United Kingdom	(106)	504	281
Other European Union	(10)	(10)	4
Russia	1	0	0
Turkey	20	18	24
Other Europe	554	468	(394)
Asia	21,931	15,325	15,846
Japan	5,805	3,274	8,160
People’s Republic of China	3,418	1,881	657
South Korea	109	33	697
India	85	52	56
Hong Kong SAR	1,163	992	(796)
Taiwan	33	18	34
Saudi Arabia	20	19	0
ASEAN	10,624	8,350	6,928
Brunei Darussalam	(3)	(1)	(1)
Cambodia	1	0	1
Lao PDR	—	—	—
Malaysia	781	476	139
Myanmar	1	1	(0)
Philippines	17	12	13
Singapore	9,641	7,850	5,661
Thailand	165	(2)	1,102
Vietnam	21	15	14
Other Asia	673	705	112
Australia and Oceania	43	28	118
Australia	40	27	116
New Zealand	2	0	1
Other Australia and Oceania	1	1	1
Africa	49	50	39
South Africa	3	2	4
Other Africa	46	48	35
Others	302	297	84

Total	21,356	18,013	18,061

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by the fifth edition of Balance of Payments and International Investment Position Manual, or BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity capital(1)	20,862	16,991	19,750
Debt instruments:
Inflow	48,348	38,007	36,038
Outflow	(49,506)	(38,644)	(36,688)
Total debt instruments	(1,159)	(637)	(650)

Total direct investments	19,703	16,355	19,101

Memorandum(2)
Direct investment in Indonesia	21,356	18,013	18,061

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2018, net foreign direct investment was U.S.$19.7 billion compared to U.S.$20.5 billion in 2017. This was mainly due to significant outflows related to the acquisitions of several foreign direct investment companies in the mining sector by domestic companies and higher inter-company debt repayments, which was partially offset by foreign direct investment inflows from capital investments in several Indonesian start-up companies. The manufacturing, trade, and agriculture sectors were still the main contributors to net foreign direct investment in 2018. ASEAN countries were the main contributors to foreign direct investment inflows, followed by Japan, China and Hong Kong.

In the first nine months of 2019, net foreign direct investment was U.S.$19.1 billion, an increase from U.S.$16.4 billion during the first nine months of 2018. Foreign direct investment inflows were supported by capital investments in several Indonesian companies, especially banks, and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by the global bond issuances by companies in the mining, manufacturing, property and energy sectors. The manufacturing and trade sectors were still the main contributors to net foreign direct investment during the first nine months of 2019. Japan is the main contributor to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Equity securities:
Inflows	25,052	13,567	36,573
(Outflows)	(28,720)	(17,261)	(36,778)

Net equity securities	(3,668)	(3,694)	(206)
Debt securities (net)	18,151	6,688	14,698

Total portfolio investments	14,483	2,994	14,492

Source:    Bank Indonesia

P	Preliminary.

In 2018, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, lower than the U.S.$24.4 billion recorded in 2017. Uncertainty in the global financial markets caused limited foreign fund placements in the stock market and government bond market, resulting in a decrease in the net foreign capital inflows to Indonesia. In addition, the decrease was also caused by an increase of outflows due to the payment at maturity of government global bonds.

In the first nine months of 2019, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, higher than the U.S.$3.0 billion recorded in the same period in 2018. This was primarily due to a promising domestic economic outlook resulting in higher foreign fund placements in the bond market and lower outflows from the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	7,837	5,175	1,931
Debt repayments	(3,546)	(2,553)	(3,499)

Total bank sector	4,291	2,622	(1,568)
Corporate sector:
Disbursements	28,746	20,219	23,072
Debt repayments	(22,733)	(15,374)	(17,611)

Total corporate sector	6,013	4,844	5,462
Other (net)(1)	1,196	(166)	175

Total other investments	11,499	7,300	4,068

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2018, other foreign investments increased from a surplus of U.S.$2.7 billion in 2017 to a surplus of U.S.$11.5 billion. The increased surplus was primarily due to higher increase in withdrawals of foreign loans by the banking and corporate sector than their debt repayments as well as higher inflows of trade credits.

In the first nine months of 2019, other foreign investments decreased to a surplus of U.S.$4.1 billion compared to a U.S.$7.3 billion surplus in the same period in 2018. The lower surplus was primarily due to higher loan repayments coupled with lower loan drawings of government and banks.

Direct Investment Realizations

Foreign Direct Investment

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Primary sector:
Food Crops, Plantation & Livestock	1,721.2	1,341.9	731.5
Forestry	43.2	32.3	22.1
Fishery	24.3	20.5	42.3
Mining	3,038.6	2,231.0	1,572.6

Total Primary Sector	4,827.3	3,625.7	2,368.6

Secondary sector:
Food Industry	1,307.3	972.4	1,002.9
Textile Industry	305.4	245.0	165.8
Leather Goods & Footwear Industry	243.6	177.8	148.9
Wood Industry	276.0	127.9	46.9
Paper and Printing Industry	668.1	505.2	401.4
Chemical and Pharmaceutical Industry	1,938.3	1,513.0	1,020.6
Rubber and Plastic Industry	447.0	339.0	248.6
Non Metallic Mineral Industry	456.3	271.0	274.5
Metal, Industry not Machinery & Electronic Industry	2,219.1	1,701.9	2,056.8
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,341.1	1,137.5	282.0
Motor Vehicles & Other Transport Equipment Industry	971.3	829.1	497.2
Other Industry	174.0	120.8	152.7

Total Secondary Sector	10,347.6	7,940.6	6,298.3

Tertiary sector:
Electricity, Gas & Water Supply	4,383.8	2,977.6	4,430.9
Construction	248.1	130.7	125.7
Trade & Repair	609.3	487.2	335.2
Hotel & Restaurant	868.9	701.3	511.0
Transportation, Storage & Communication	3,027.2	1,963.3	4,434.3
Housing, Ind. Estate & Office Building	4,302.7	3,528.9	2,252.7
Other Services	692.9	565.9	431.5

Total Tertiary Sector	14,132.9	10,354.9	12,521.2

Total	29,307.9	21,921.2	21,188.0

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	31,186.2	23,031.7	33,562.5
Forestry	3,053.2	1,483.3	9,042.1
Fishery	87.6	60.5	203.3
Mining	33,100.0	28,602.6	21,134.8

Total Primary Sector	67,426.9	53,178.2	63,942.7

Secondary sector:
Food Industry	39,087.9	30,020.2	26,386.5
Textile Industry	3,596.8	3,279.8	1,021.7
Leather Goods & Footwear Industry	282.1	199.3	43.8
Wood Industry	1,535.7	1,178.7	1,328.2
Paper and Printing Industry	2,894.0	1,851.4	2,197.4
Chemical and Pharmaceutical Industry	13,337.7	9,143.6	6,794.3
Rubber and Plastic Industry	3,414.5	2,554.5	2,389.9
Non Metallic Mineral Industry	4,522.4	4,075.8	2,760.6
Metal Industry not Machinery & Electronic Industry	10,467.6	7,375.9	6,757.5
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	1,950.5	1,411.0	846.4
Motor Vehicles & Other Transport Equipment Industry	1,836.8	1,727.5	931.6
Other Industry	717.4	416.1	1,372.5

Total Secondary Sector	83,643.4	63,233.8	52,830.3

Tertiary sector:
Electricity, Gas & Water Supply	37,264.9	28,829.3	29,475.7
Construction	44,979.7	26,479.5	46,982.6
Trade & Repair	6,429.8	4,422.8	10,472.3
Hotel & Restaurant	9,096.3	6,769.4	12,127.6
Transportation, Storage & Communication	58,739.8	44,430.2	44,572.4
Housing, Ind. Estate & Office Building	15,471.7	9,850.9	13,649.9
Other Services	5,551.3	4,479.8	9,469.1

Total Tertiary Sector	177,533.6	125,261.9	166,749.7

Total	328,603.9	241,673.8	283,522.8

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,	Nine Months Ended September 30,
	2018P	2018	2019P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	17,614	13,189	8,945
Non-oil and gas exports (f.o.b.)	163,111	122,633	116,110

Total exports (f.o.b.)	180,725	135,821	125,055
Total imports (c.i.f.)	(190,539)	(140,526)	(128,468)

Balance of trade	(9,814)	(4,705)	(3,413)

Source:    Bank Indonesia

P	Preliminary.

In 2018, Indonesia recorded a trade deficit of U.S.$9.8 billion, a reversal of the U.S.$11.2 billion surplus in 2017. The trade deficit was caused by a 20.8% increase in imports, which was higher than the 7.0% increase in exports. Imports increased at a higher rate as a result of robust domestic demand, primarily due to higher imports of raw materials and capital goods, including importation for public infrastructure projects. Higher imports were also a result of higher global oil prices. Export growth was lower, in line with lower global trade volumes and weakening global commodity prices.

In the first nine months of 2019, Indonesia recorded a trade deficit of U.S.$3.4 billion, compared to the U.S.$4.7 billion deficit in the same period in 2018. This was due to the value of imports exceeding exports. There was a 7.9% decrease in exports and an 8.6% decrease in imports. The decrease in exports was in line with lower global trade volumes and weakening global commodity prices. Lower exports were also a result of lower global oil prices and lower crude oil production. The decrease in imports was primarily a result of a real import contraction which affected all commodity groups. Lower imports were also due to lower imports of oil products and relatively stable diesel imports in line with government efforts to utilize domestic raw materials, such as crude palm oil, for the production of biodiesel.

Export-Import Data from the BPS

In addition to the exports and imports related data published by Bank Indonesia, the BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Eleven Months Ended November 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	162,841.0	150,257.7	141,671.8
Oil and gas exports	17,171.7	15,464.9	11,442.8

Total exports	180,012.7	165,722.6	153,114.6

Imports:
Non-oil and gas imports	158,842.5	145,502.8	136,468.2
Oil and gas imports	29,868.8	27,843.6	19,752.1

Total imports	188,711.3	173,346.4	156,220.3

Source:    BPS

P	Preliminary.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General merchandise	178,702,737	134,227,889	122,212,347
Agricultural and Fishery
Coffee bean	807,357	591,901	644,185
Tea	78,624	60,218	47,772
Spices	543,032	369,947	400,969
Tobacco	67,005	52,054	51,175
Cocoa bean	74,284	63,017	58,740
Shrimp and prawn	1,471,051	1,115,068	982,605
Other agricultural products	2,781,591	2,000,855	2,003,128

Total Agricultural products	5,822,944	4,253,060	4,188,574
Manufacture products
Textile and Textile products	13,272,404	10,062,889	9,847,865
Processed wood products	4,123,971	3,094,810	2,639,114
Palm oils	16,528,433	12,383,289	10,340,977
Chemicals	4,702,931	3,426,156	3,292,594
Base metal products	12,377,082	9,453,832	9,807,210
Electrical apparatus, measuring instruments and others	9,318,094	6,931,238	7,092,330
Cement	237,185	172,943	220,407
Paper and paper products	4,524,415	3,441,894	3,354,043
Processed rubber	6,149,674	4,769,586	4,423,812
Oil products(1)	1,550,453	1,166,718	1,162,516
Liquefied Petroleum Gas(1)	56,405	55,945	9,611
Other manufacture products	53,976,851	40,225,306	38,920,013

Total Manufacture products	126,817,901	95,184,607	91,110,491
Mining products
Copper ore	4,186,888	3,517,658	801,592
Nickel ore	628,027	464,852	643,707
Coal	23,967,604	17,976,777	16,467,193
Bauxite	265,013	175,363	320,756
Crude oil(1)	5,086,551	4,102,966	1,287,679
Natural Gas(1)	9,719,229	6,964,417	5,667,640
o/w Liquefied Natural Gas	6,665,555	4,776,052	3,652,638
Other mining products	265,312	173,036	279,542

Total Mining products	44,118,624	33,375,069	25,468,109
Other merchandise(2)	1,943,268	1,415,153	1,445,172
Other goods(3)	2,022,247	1,593,536	2,843,001

Total Exports	180,724,984	135,821,424	125,055,348

Memorandum(4)
Non-oil & gas exports	163,110,799	122,632,922	116,110,172
Oil & gas exports	17,614,185	13,188,502	8,945,176

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Nine Months Ended September 30,
	2018P	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,456,009	13,923,931	13,136,258
Canada	912,888	682,052	654,764
Other North America	1,735	1,156	812
Total North America	19,370,632	14,607,139	13,791,834
Central and South America
Argentina	238,057	189,473	152,754
Brazil	1,145,641	863,233	758,717
Mexico	902,494	675,656	724,347
Other Central and South America	1,304,236	981,675	909,512

Total Central and South America	3,590,428	2,710,038	2,545,331

Total America	22,961,060	17,317,177	16,337,165
Europe
European Union
Netherlands	3,893,278	2,947,026	2,299,946
Belgium	1,261,230	952,022	821,218
United Kingdom	1,463,816	1,105,350	1,024,594
Italy	1,919,758	1,484,561	1,255,806
Germany	2,699,360	2,003,633	1,791,156
France	1,001,618	769,616	732,935
Spain	2,264,238	1,786,642	1,260,738
Other European Union	2,572,118	1,911,045	1,660,341

Total European Union	17,075,416	12,959,895	10,846,735
Russia	1,000,411	775,390	638,938
Turkey	1,179,583	959,282	881,299
Other Europe	1,163,159	856,650	1,223,125

Total Europe	20,418,568	15,551,217	13,590,097
Asia and Middle East
ASEAN
Brunei Darussalam	61,402	42,946	65,628
Philippines	6,825,226	5,178,931	5,148,929
Cambodia	524,117	381,208	422,762
PDR Laos	7,293	4,692	4,455
Malaysia	9,029,823	6,778,456	6,376,764
Myanmar	897,500	681,888	627,798
Singapore	13,799,136	10,243,008	9,897,287
Thailand	6,697,443	5,145,144	4,735,278
Vietnam	4,534,540	3,154,450	3,674,404

Total ASEAN	42,376,481	31,610,723	30,953,304
Hong Kong SAR	2,557,530	1,999,917	1,985,957
India	13,718,366	10,134,146	8,591,525
Iraq	135,567	100,218	137,460
Japan	18,784,243	14,300,994	11,360,939
South Korea	9,204,681	6,801,083	5,411,357
Pakistan	2,411,827	1,719,460	1,329,701
People’s Republic of China	26,790,962	20,270,280	19,821,888
Saudi Arabia	1,221,087	920,636	1,134,960
Taiwan	4,729,443	3,442,481	3,375,443
Other Asia and Middle East	6,246,333	4,752,037	4,570,872

Total Asia and Middle East	128,176,520	96,051,974	88,673,405
Australia and Oceania
Australia	2,733,473	2,140,923	1,751,667
New Zealand	489,513	344,879	338,696
Other Australia and Oceania	347,064	257,338	275,605

Total Australia and Oceania	3,570,050	2,743,140	2,365,968
Africa
South Africa	645,333	513,680	468,882
Other Africa	3,016,506	2,233,939	2,178,958
Total Africa	3,661,838	2,747,619	2,647,840
Unclassified exports(1)	1,936,947	1,410,296	1,440,873

Total (f.o.b.)	180,724,984	135,821,424	125,055,348

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
General Merchandise	188,409,725	138,671,570	127,079,931
Consumption Goods
Food and beverages, primary, mainly for household	2,304,817	1,590,244	1,570,377
Food and beverages, processed, mainly for household	4,182,556	3,222,715	2,428,104
Passenger motor cars	530,492	432,323	438,571
Transport equipment, nonindustrial	288,635	206,384	180,081
Durable consumer goods	1,985,222	1,428,936	1,518,701
Semi-durable consumer goods	3,592,082	2,638,839	2,773,083
Non-durable consumer goods	3,095,309	2,373,253	2,114,692
Fuels and lubricants, processed, oil products(2)	9,349,219	6,898,657	5,662,699
Goods not elsewhere specified	668,994	531,498	385,044

Total Consumption Goods	25,997,327	19,322,849	17,071,351
Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,316,619	3,887,344	4,200,107
Food and beverages, processed, mainly for industry	3,402,989	2,425,643	2,443,154
Industrial supplies, primary	6,103,771	4,514,756	4,301,864
Industrial supplies, processed	63,771,434	46,493,098	44,571,456
Parts and accessories for capital goods	20,597,484	15,159,559	14,017,037
Parts and accessories for transport equipment	9,048,335	6,768,295	6,144,263
Fuels and lubricants, primary	10,527,350	8,341,182	4,837,461
o/w Crude oil(2)	9,627,278	7,730,673	4,200,646
Fuels and lubricants, processed	12,174,292	8,737,737	7,490,613
o/w Oil products(2)	8,603,272	6,128,755	5,132,434
o/w Liquefied Petroleum Gas(2)	3,142,809	2,305,169	2,062,267

Total Raw materials and auxiliary goods	130,942,274	96,327,614	88,005,955
Capital Goods
Capital goods (except transport equipment)	25,955,366	18,877,501	18,989,114
Passenger motor cars	530,492	432,323	438,571
Other transport equipment, industrial	4,245,633	3,170,916	2,056,053

Total Capital Goods	30,731,490	22,480,739	21,483,738
Other merchandise(3)	738,634	540,368	518,887
Other goods(4)	2,129,700	1,854,806	1,388,023
Total	190,539,425	140,526,376	128,467,954

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2018	2018	2019P
	(in thousands of U.S. dollars)
America
North America
United States of America	10,059,347	7,471,908	6,884,785
Canada	1,849,790	1,317,532	1,421,644
Other North America	195	192	1
Total North America	11,909,332	8,789,632	8,306,429
Central and South America
Argentina	1,438,057	1,050,569	1,334,946
Brazil	1,688,748	1,229,691	1,373,122
Mexico	269,351	206,515	188,326
Other Central and South America	516,773	349,391	393,711
Total Central and South America	3,912,929	2,836,167	3,290,106

Total America	15,822,260	11,625,799	11,596,535
Europe
European Union
Netherlands	1,228,799	864,654	634,070
Belgium	610,914	465,307	514,631
United Kingdom	1,138,280	848,404	770,943
Italy	1,801,714	1,389,561	1,346,077
Germany	3,909,529	3,074,420	2,622,045
France	1,692,924	1,300,048	1,072,020
Spain	668,265	515,924	451,212
Other European Union	2,986,532	2,151,781	1,995,748

Total European Union	14,036,957	10,610,099	9,406,746
Russia	1,508,903	1,065,502	863,188
Turkey	621,851	390,577	254,306
Other Europe	2,272,881	1,456,300	1,482,416

Total Europe	18,440,593	13,522,478	12,006,655
Asia and Middle East
ASEAN
Brunei Darussalam	14,289	9,192	21,248
Philippines	929,354	671,256	601,582
Cambodia	32,593	24,167	31,835
PDR Laos	25,426	20,285	24,628
Malaysia	8,788,441	6,629,952	5,629,829
Myanmar	151,124	125,998	130,389
Singapore	24,245,592	18,235,614	15,074,293
Thailand	10,552,977	7,995,618	6,817,862
Vietnam	3,658,132	2,786,330	2,670,771

Total ASEAN	48,397,928	36,498,413	31,002,438
Hong Kong SAR	4,306,538	3,038,180	3,990,250
India	4,642,904	3,446,715	3,064,751
Iraq	95	82	160
Japan	18,305,658	13,430,380	12,208,605
South Korea	9,375,181	6,923,866	6,511,317
Pakistan	642,791	467,148	302,455
People’s Republic of China	43,686,062	31,124,372	31,275,254
Saudi Arabia	4,632,644	3,352,379	2,630,928
Taiwan	3,556,184	2,649,899	2,567,747
Other Asia and Middle East	5,481,825	4,354,059	3,458,365

Total Asia and Middle East	143,027,810	105,285,492	97,012,269
Australia and Oceania
Australia	5,639,508	4,187,777	4,020,898
New Zealand	772,749	581,296	556,425
Other Australia and Oceania	233,186	179,533	154,748

Total Australia and Oceania	6,645,443	4,948,606	4,732,072
Africa
South Africa	584,710	527,862	123,033
Other Africa	5,279,975	4,075,770	2,478,503

Total Africa	5,864,684	4,603,633	2,601,536
Unclassified imports(2)	738,634	540,368	518,887
Total	190,539,425	140,526,376	128,467,954

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Nine Months Ended Sept 30,
	2018	2018	2019P
	(in millions of U.S. dollars)
Current account	(30,484)	(21,297)	(22,544)
Goods(2)	(439)	2,146	2,925
Total exports (f.o.b.)	180,725	135,821	125,055
Non-oil and gas exports	163,111	122,633	116,110
Oil and gas exports	17,614	13,189	8,945
Total imports (f.o.b.)	(181,164)	(133,675)	(122,130)
Non-oil and gas imports	(151,935)	(111,741)	(105,825)
Oil and gas imports	(29,229)	(21,934)	(16,306)
Services	(6,479)	(4,870)	(5,792)
Primary income	(30,461)	(23,427)	(25,288)
Secondary income	6,895	4,854	5,610
Capital account	97	68	7
Financial account	24,802	9,239	24,159

(i) Public sector	8,748	4,155	8,870
Portfolio investment	9,732	4,923	10,727
Assets	228	229	258
Liabilities	9,504	4,694	10,469
Other investment	(983)	(768)	(1,857)
Assets	—	—	—
Liabilities	(983)	(768)	(1,857)
Loans	(755)	(539)	(1,599)
Drawings	4,588	3,048	2,578
Repayments	(5,344)	(3,587)	(4,177)
Other liabilities	(228)	(229)	(258)
(ii) Private sector	16,053	5,083	15,290
Direct investment	13,304	11,668	16,069
Assets	(6,399)	(4,687)	(3,032)
Liabilities	19,703	16,355	19,101
Portfolio investment	(420)	(6,067)	3,843
Assets	(5,399)	(4,367)	(179)
Liabilities	4,980	(1,700)	4,023
Financial derivatives	34	163	218
Other investment	3,135	(681)	(4,841)
Assets	(9,347)	(8,748)	(10,767)
Liabilities	12,482	8,068	5,925
Errors and omissions	(1,546)	(559)	(1,225)
Overall balance	(7,131)	(12,550)	397

Reserves and related items	7,131	12,550	(397)

Memorandum(3)
Reserve asset position	120,654	114,848	124,332

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting of this prospectus.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2018, the current account deficit increased to U.S.$30.5 billion or 2.9% of GDP compared to a U.S.$16.2 billion deficit or 1.6% of GDP in 2017. The higher deficit was mainly due to higher non-oil and gas imports, particularly imports of raw materials and capital goods reflecting robust economic activity in Indonesia, and lower exports of non-oil and gas goods. The increase in the deficit was also due to an increase in oil imports in line with the increase in average global oil prices and domestic fuel consumption.

Amid high uncertainty in the global financial markets, the capital and financial account recorded a significant surplus of U.S.$24.9 billion in 2018, mainly due to long-term capital inflows from foreign direct investments.

Indonesia’s overall balance of payments in 2018 recorded a deficit of U.S.$7.1 billion, which resulted in a decrease in international reserves from U.S.$130.2 billion as of December 31, 2017 to U.S.$120.7 billion as of December 31, 2018.

In the first nine months of 2019, the current account deficit increased to U.S.$22.5 billion compared to a U.S.$21.3 billion deficit in the same period in 2018. The higher services deficit was primarily due to a lower travel services trade surplus. The decrease in the travel services trade surplus was mainly induced by a faster pace of travel services payments (imports) compared to travel services receipts (exports). The increase of travel services payments in the first nine months of 2019 was mainly caused by a higher number of domestic tourists traveling abroad, especially during the Haji season in the third quarter of 2019.

The capital and financial account surplus increased to U.S.$24.2 billion in the first nine months of 2019 compared to a U.S.$9.3 billion deficit in the same period in 2018, primarily due to significant inflows in foreign direct investment and portfolio investment.

Indonesia’s overall balance of payments during the first nine months in 2019 recorded a surplus of U.S.$0.4 billion, in line with the higher capital and financial account surplus. Consequently, official reserve assets were U.S.$124.3 billion as of September 30, 2019, an increase from U.S.$120.7 billion as of December 31, 2018.

Financial System

The Banking System

As of October 31, 2019, total banking assets were Rp8,505.1 trillion, consisting of commercial bank assets of Rp8,344.9 trillion and rural bank assets (including assets of sharia rural banks) of Rp160.1 trillion.

Islamic Financial System

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds, or Sukuk. For example, of the 89 underwriters licensed by the Financial Services Authority of Indonesia (Otoritas Jasa Keuangan or OJK) as of November 30, 2019, only 29 were involved in issuances of Sukuk, and only 57 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

As of October 31, 2019, assets of Sharia banks were Rp513.5 trillion, or 6.0% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,	As of October 31,
	2018	2019P
	(in billions of Rupiah)
Base Money (M0)	1,069,554	1,011,278
Currency in Circulation(1)	749,167	703,901
Commercial Banks Demand Deposits at Bank Indonesia	319,653	307,120
Private sector Demand Deposits	734	257
Bank Indonesia Certificates (SBI)(2)	—	—
Factors Affecting Base Money (M0)	1,069,554	1,011,278
Net Foreign Assets	1,708,563	1,738,186
Claims on Non-Residents	1,829,782	1,853,869
Liabilities to Non-Resident	(121,219)	(115,683)
Claims on Other Depository Corporations	158	56
Liquidity Credits	56	56
Other Claims	102	—
Net claims on central Government	22,027	(40,297)
Claims on central Government	197,009	155,467
Liabilities to central Government	(174,982)	(195,764)
Claims on Other Sectors	10,410	10,241
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	10,410	10,241
Open Market Operations(3)	(170,345)	(207,796)
Other Liabilities to Commercial & Rural Banks	(97,969)	(103,494)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	(8)	—
Shares and Other Equity	(371,433)	(361,176)
Net Other items	(31,850)	(24,441)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)	SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in Base Money since October 2009.
(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Open market operations instruments include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of October 31, 2019*

	Number of institutions		Assets**		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	110		8,344.9		73.4
Rural credit banks(1)	1,718		160.1		1.4

Total banking	1,828		8,505.0		74.8

Insurance:
Life insurance	60		582.9		5.1
General insurance & Reinsurance	86		185.6		1.6
Social insurance(2)	5		577.9		5.1

Total insurance	151		1,346.4		11.8

Pension funds:
Financial institution pension funds	26		95.8		0.8
Employer pension funds	202		195.3		1.7

Total pension funds	228		291.1		2.6

Finance companies(3)	185		516.9		4.5
Venture capital companies	61		16.6		0.1
Securities companies(6)	124	(4)	61.7	(5)	0.5
Mutual funds (collective investment schemes, not institutions)(6)	2,163		544.4		4.8
Credit guarantee companies	22		21.7		0.2
Pawn shops	77		60.7		0.5

Total	4,839		11,364.5		100.0

Sources:    OJK

*	Unless otherwise specified.
**	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide financing for leasing, factoring, consumer finance and credit cards.
(4)	Includes 19 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.
(6)	As of November 30, 2019.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of October 31,
	2018	2019P
	(in trillions of Rupiah)
Assets
Loans	5,358.0	5,561.3
Interbank Assets	221.0	275.9
Placements at Bank Indonesia	767.1	677.4
Securities (including Government Bonds)	941.9	1,061.9
Equity Participation	43.5	50.0
Other Claims	293.4	299.5
Others	443.3	418.9

Total Assets	8,068.3	8,344.9

Liabilities
Third Party Funds	5,630.5	5,904.1
Liabilities owed to Bank Indonesia	2.8	0.7
Interbank Liabilities	192.5	199.1
Securities	115.1	126.0
Borrowing	296.7	268.0
Other Liabilities	206.5	115.4
Guarantee Deposits	4.6	4.2
Others	485.4	402,5
Capital:
Paid in Capital	209.3	210.5
Reserves	68.3	75.1
Current Earnings/Loss	150.0	130.8
Retained Earnings/Loss	542.9	619.1
Estimates of Additional Paid in Capital	114.5	144,0
Others	49.2	45,6

Total Liabilities	8,068.3	8,344.9

Source:     OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of October 31,
	2018	2019P
	(percentages)
CAR	22.9	23.5

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of October 31,
	2018	2019P
	(percentages)
Gross NPL ratios	2.4	2.7

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia or IDX) and any securities traded on the IDX as of November 30, 2019.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	6,919.5
Listed shares (in billions of shares)	5,685.7
Average daily transaction value (in billions of Rupiah)(1)	9,184.9
Average daily transaction volume (in millions of shares)(1)	14,708.8

Source:     IDX

(1)	For the eleven months ended November 30, 2019.

The Jakarta Islamic Index, or JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of November 30, 2019, the market capitalization of the JII was Rp2,067.0 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI comprised of 424 Sharia stocks which are listed on the IDX as of November 30, 2019. As of November 30, 2019, the market capitalization of the ISSI was Rp3,639.0 trillion.

Monetary Policy

In December 2018 to June 2019, Bank Indonesia maintained the Bank Indonesia 7-Day Reverse Repo Rate at 6.00%, while also maintaining the Deposit Facility and Lending Facility rates at 5.25% and 6.75%, respectively. Seeking to ensure adequate liquidity in the banking industry in order to finance economic activity, in June 2019, Bank Indonesia lowered the Rupiah reserve requirement for conventional and Islamic banks by 50 bps to 6.0% and 4.5% respectively, with the average reserve requirements remaining at 3.0%, effective from July 1, 2019. The decision is consistent with ongoing efforts to reduce the current account deficit to a manageable threshold and maintain the attractiveness of domestic financial assets. Bank Indonesia also implemented monetary operations strategies to maintain adequate liquidity in the Rupiah money market and foreign exchange market in order to support monetary and financial system stability. To ensure adequate liquidity is available in the banking system, Bank Indonesia instituted accommodative macroprudential policies by holding the countercyclical capital buffer at 0%, the Macroprudential Liquidity Buffer at 4% with flexible repos at 4% and the Macroprudential Intermediation Ratio in the 84-94% range.

In July 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.75%, Deposit Facility rates were lowered by 25 bps to 5.00% and Lending Facility rates were lowered by 25 bps to 6.50%. In August 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.50%, Deposit Facility rates were lowered by 25 bps to 4.75% and Lending Facility rates were lowered by 25 bps to 6.25%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets that support external stability, as well as a pre-emptive measure to safeguard future economic growth momentum against the impact of global economic moderation. The Bank Indonesia monetary operations strategy remained oriented towards ensuring adequate liquidity and increasing money market efficiency, thus strengthening the transmission of accommodative monetary policy.

In September 2019, Bank Indonesia lowered the Bank Indonesia 7-day Reverse Repo Rate by 25 bps to 5.25%, Deposit Facility rates were lowered by 25 bps to 4.50% and Lending Facility rates were lowered by 25 bps to 6.00%. This decision is consistent with low inflation projected below the midpoint of the target corridor, attractive returns on domestic financial investment assets and as a pre-emptive measure to stimulate domestic economic growth momentum against a backdrop of global economic moderation. To strengthen the policy mix in terms of building economic growth momentum, Bank Indonesia relaxed macroprudential policy in order to increase bank lending capacity and catalyse demand for new loans. Bank Indonesia also refined Macroprudential Intermediation Ratio (MIR)/Sharia MIR by expanding the loan/financing components received by the banks as a source of funds when calculating the MIR/Sharia MIR. Effective December 2, 2019, Bank Indonesia adjusted macroprudential policy in the property and automotive sectors by: (i) relaxing the loan-to-value ratio for property loans and the financing-to-value ratio for property financing; (ii) providing an additional incentive on the loan-to-value ratio for green property loans and the financing-to-value ratio for green property financing; (iii) relaxing down payments on automotive loans or financing; and (iv) providing additional incentive on down payments on green automotive loans.

In October 2019, Bank Indonesia continued to lower the BI 7-day Reverse Repo Rate by 25 bps to 5.00%, Deposit Facility rates were lowered by 25 bps to 4.25% and Lending Facility rates were lowered by 25 bps to 5.75%. This policy is consistent with a controlled inflation outlook and attractive returns on domestic financial investment assets, and as a pre-emptive measure to stimulate domestic economic growth momentum against a backdrop of global economic moderation. Furthermore, the policy is supported by a monetary operations strategy optimized to maintain adequate liquidity and facilitate the effective transmission of an accommodative policy mix. Bank Indonesia is maintaining an accommodative macroprudential policy stance in order to stimulate bank lending and expand economic financing. Payment system policy and financial market deepening will also be strengthened to foster economic growth.

In November 2019, Bank Indonesia held the BI 7-Day Reverse Repo Rate at 5.00%, while also maintaining the Deposit Facility and Lending Facility rates at 4.25% and 5.75%, respectively. Monetary policy remains accommodative and is consistent with a controlled inflation outlook in the target corridor, maintained external stability as well as efforts to maintain domestic economic growth momentum against a backdrop of global economic moderation. Effective January 2, 2020, Bank Indonesia lowered the minimum Rupiah Reserve Requirements for Conventional Commercial Banks and Islamic Banks/Islamic Business Units by 50 bps to 5.5% and 4.0% respectively, while holding the average reserve requirements at 3.0%. The policy move was taken to ensure adequate additional liquidity in the banking system to increase financing and support economic growth. The prevailing monetary operations strategy was further strengthened to maintain adequate liquidity and facilitate effective transmission of the accommodative policy mix.

In December 2019, Bank Indonesia held the BI 7-Day Reverse Repo Rate at 5.00%, while also maintaining the Deposit Facility (DF) and Lending Facility (LF) rates at 4.25% and 5.75%. Monetary policy remains accommodative and is consistent with controlled inflation in the target corridor, maintained external stability as well as efforts to maintain domestic economic growth momentum against a backdrop of global economic moderation. Bank Indonesia will continue to orient monetary operations towards maintaining adequate liquidity, particularly when approaching year end, and supporting the transmission of an accommodative policy mix. Meanwhile, Bank Indonesia will maintain accommodative macroprudential policy to stimulate economic financing in line with the suboptimal financial cycle, while also paying due consideration to prudential principles. Payment system policy and financial market deepening will be strengthened to support economic growth. The current policy response will maintain economic stability and bolster economic growth momentum in Indonesia to mitigate the global risks.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah-denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits, savings deposits, and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
		(in billions of Rupiah)
2018	1,069,554	625,370	831,779	1,457,150	4,282,364	20,533	5,760,046
2019P	1,011,278	611,081	893,075	1,504,156	4,497,071	25,681	6,026,909

Source:    Bank Indonesia

P	Preliminary. As of October 31, 2019.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2014	1,105,783	416,608	3,488,677	49,733
2015	1,176,638	491,127	3,822,128	57,313
2016	1,298,938	519,065	4,115,821	79,272
2017	1,541,838	488,862	4,412,719	160,930
2018	1,442,602	472,729	4,868,594	184,424
2019P	1,523,637	438,261	5,074,954	239,108

Source:    Bank Indonesia

P	Preliminary. As of October 31, 2019.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

As of December 31, 2018, Broad Money grew by 6.3% compared to 8.3% growth as of the end of the previous year, resulting from slower growth in Narrow Money. Narrow Money growth decreased to 4.8% compared to 12.4% as of the end of the previous year due to a slower growth in Rupiah demand deposits and currency outside the bank. Quasi-money growth was stable at 6.8%, as slower growth of time deposits and savings deposits were compensated by increased growth of foreign currency demand deposits.

As of October 31, 2019, Broad Money grew by 6.3% compared to 7.3% growth as of October 31, 2018, due to slower growth in Quasi-money. Quasi-money decreased to 6.1% compared to the 7.6% in the same period in the previous year, due to a slower growth in Rupiah saving deposits, while Narrow Money growth slightly increased to 6.6% compared to the 6.4% in the same period in the previous year, due to faster growth of Rupiah demand deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,		Eleven Months Ended November 30,
	2018L	2019B	2018	2019P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,518.8	1,786.4	1,301.5	1,312.4
Non-tax revenue	409.3	378.3	350.7	362.8
Total domestic revenues	1,928.1	2,164.7	1,652.2	1,675.2
Grants	15.6	0.4	10.7	1.9

Total revenues and grants	1,943.7	2,165.1	1,662.9	1,677.1

Expenditures:
Central government expenditures	1,455.3	1,634.3	1,225.5	1,293.2
Transfer to regions and rural fund	757.8	826.8	717.1	752.8
Total central and transfer expenditures	2,213.1	2,461.1	1,942.6	2,046.0

Total expenditures	2,213.1	2,461.1	1,942.6	2,046.0

Primary balance(1)	(11.5)	(20.1)	(28.6)	(101.3)
Surplus/(deficit)	(269.4)	(296.0)	(279.7)	(368.9)

Financing:(2)
Debt Financing	372.0	359.3	363.7	442.9
Investment Financing	(61.1)	(75.9)	(15.6)	(22.4)
On-Lending	(4.3)	(2.4)	(0.3)	0.4
Government Guarantee	(1.1)	—	—	—
Other Financing	0.2	15.0	0.2	0.2

Total Financing	305.7	296.0	347.9	421.0

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)

In 2018, total financing of Rp305.7 trillion exceeded the 2018 deficit of Rp269.4 trillion and the Government added the difference of Rp36.2 trillion to its reserves. In the first eleven months of 2019, total financing was Rp421.0 trillion.

2020 Budget

On October 18, 2019, the Government of Indonesia promulgated Law No. 20 of 2019 on State Budget for 2020, which has been effective as of January 1, 2020.

The 2020 Budget policy is directed at accelerating competitiveness through innovation and strengthening the quality of human resources. The 2020 Budget is expected to be an instrument of government policy to achieve the vision of becoming a developed, independent, prosperous, and fair country while still being aware of various challenges, including global uncertainty, demographic changes, and massive economic transformation.

The key macroeconomic assumptions for 2020 underlying the 2020 Budget are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.1%;

•	three-month Indonesian treasury bills yield of 5.4%;

•	an exchange rate of Rp14,400 to U.S.$1.00;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 755 thousand barrels of oil per day; and

•	gas production by the Republic of 1.191 million barrels of oil equivalent of gas per day.

Tax revenues under the 2020 Budget are targeted at Rp1,865.7 trillion, or an increase of 4.4% from the 2019 Budget target, which results in a tax revenue to GDP ratio of approximately 11.6%. The taxation policies for 2020 include increasing the tax compliance, improving service quality, counseling and supervision through strengthening IT systems and tax administration, implementing the Automatic Exchange of Information program, broadening the range of goods subject to excise tax, and adjusting the excise duty rates on tobacco. Non-tax revenue under the 2020 Budget is targeted at Rp367.0 trillion, or a decrease of 3.0% from the 2019 Budget target. The non-tax revenue policies for 2020 aim to continue to make various efforts to improve regulations, create fair and flexible tariff arrangements, strengthening supervision and inspection, optimizing the management of state assets and efficiency in the natural resources sector, as well as improving services and quality of public services in compliance with Law No. 9 of 2018 on Non-Tax State Revenue, which is the new benchmark for the improvement of governance and higher accountability in managing non-tax sources of Government revenues.

Total expenditures under the 2020 Budget are estimated at Rp2,540.4 trillion, or an 3.2% increase from the Rp2,461.1 trillion in the 2019 Budget, comprising Rp1,683.5 trillion in central Government expenditures and Rp856.9 trillion in transfer to regions and rural funds. Allocations in the 2020 Budget include (i) Rp508.1 trillion for education, (ii) Rp423.3 trillion for infrastructure development, (iii) Rp372.5 trillion for social protection programs, including programs for social assistance, village funding, subsidies and support for the development of small and medium enterprises and cooperatives, and (iv) Rp132.2 trillion for health.

The 2020 Budget projects a deficit of Rp307.2 trillion or 1.76% of projected 2020 GDP. This projected deficit is 3.8% higher than the projected deficit of Rp296.0 trillion or 1.84% of projected 2019 GDP in the 2019 Budget. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,	Eleven Months Ended November 30,
	2018L	2018	2019P
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	64.7	59.8	52.9
Non-oil and gas	685.3	591.7	615.7
Total income tax	750.0	651.4	668.6
Value added tax (VAT)	537.3	459.9	441.2
Land and building tax	19.4	18.7	20.4
Excises	159.6	123.3	139.5
Other taxes	6.6	6.6	6.0
Total domestic taxes	1,472.9	1,260.0	1,275.6
International trade taxes:
Import duties	39.1	35.4	33.6
Export tax	6.8	6.2	3.2
Total international trade taxes	45.9	41.6	36.8

Total tax revenues	1,518.8	1,301.5	1,312.4

Non-tax revenues:
Natural resources:
Oil	101.5	119.4	88.2
Gas	41.3	0.0	20.8
Total oil and gas	142.8	119.4	109.0
General mining	30.3	28.1	23.7
Forestry	4.8	4.3	4.5
Fishery	0.4	0.4	0.5
Geothermal	2.3	1.1	1.4
Total non-oil and gas	37.8	33.9	30.1
Total natural resources	180.6	153.3	139.1
Profit transfer from SOEs	45.1	45.0	76.7
Other non-tax revenues	128.6	106.0	105.0
Public Service Agency (BLU) Income(1)	55.1	46.4	42.0

Total non-tax revenues	409.3	350.7	362.8

Total domestic revenues	1,928.1	1,652.2	1,675.2

Grants	15.6	10.7	1.9

Total revenues and grants	1,943.7	1,662.9	1,677.1

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Sources of Government Revenues.

Government revenues increased by 16.6% from Rp1,666.4 trillion in 2017 to Rp1,943.7 trillion in 2018, primarily driven by an increase in tax revenues. Total tax revenues increased by 13.0% from Rp1,343.5 trillion in 2017 to Rp1,518.8 trillion in 2018, mainly driven by an increase in non oil-gas income taxes and value added tax. Total non-tax revenues increased by 31.5% from Rp311.2 trillion in 2017 to Rp409.3 trillion in 2018. This was primarily due to higher other non-tax revenues from line ministries. Total natural resources revenues increased by 62.6% from Rp111.1 trillion in 2017 to Rp180.6 trillion in 2018 mainly due to a higher crude palm oil price and weaker Rupiah exchange rate.

Government revenues increased by 0.9% from Rp1,662.9 trillion in the first eleven months of 2018 to Rp1,677.1 trillion in the same period in 2019, primarily driven by an increase in non-tax revenues. Total non-tax revenues increased by 3.4% from Rp350.7 trillion in the first eleven months of 2018 to Rp362.8 trillion in the same period in 2019. This was primarily due to higher profit transfers from SOE’s. Total natural resources revenues decreased by 9.2% from Rp153.3 trillion in the first eleven months of 2018 to Rp139.1 trillion in the same period in 2019 mainly due to lower oil lifting. Total tax revenues increased by 0.8% from Rp1,301.5 trillion in the first eleven months of 2018 to Rp1,312.4 trillion in the same period in 2019, mainly driven by an increase in excise taxes and income taxes.

Government Expenditures.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,	Eleven Months Ended November 30,
	2018L	2018	2019P
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	346.9	315.2	348.8
Good and services expenditures	347.5	265.2	268.9
Capital expenditures	184.1	128.2	119.5
Interest payments:
Domestic debt	238.4	233.5	248.0
Foreign debt	19.5	17.6	19.6
Total interest payments	258.0	251.1	267.6
Subsidies:
Energy subsidies	153.5	130.4	123.6
Non-energy subsidies	63.4	52.3	54.1
Total subsidies	216.9	182.7	177.7
Grant expenditures	1.5	0.1	2.4
Social assistance(1)	84.3	73.4	105.7
Other expenditures	16.2	9.7	2.6

Total central Government expenditures	1,455.3	1,225.5	1,293.2

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.7	76.8	75.3
General allocation funds	401.5	401.2	420.8
Total general transfer funds	495.2	478.1	496.1
Specific allocation funds:
Physical special allocation fund	58.1	48.8	47.9
Non-physical special allocation fund(2)	115.3	111.6	118.6
Total specific allocation funds	173.4	160.4	166.5
Total balanced funds	668.6	638.5	662.6
Regional incentive fund(3)	8.2	8.1	9.7
Specific autonomy funds(4)	20.1	15.0	15.7
Specific Fund for Special Region of Yogyakarta(5)	1.0	1.0	1.2
Total Transfer to Regions	697.9	662.6	689.2
Rural Fund	59.9	54.4	63.6

Total transfers to regions and Rural Fund	757.8	717.1	752.8

Suspend(6)	—	—	—

Total Government expenditures	2,213.1	1,942.6	2,046.0

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(5)

Starting from FY 2013, Government allocates a specific fund for Yogyakarta’s privilege in other expenditures. In FY 2014, this fund was allocated in specific autonomy and adjustment funds as part of transfer to regions.

(6)

Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.

Fuel Prices and Subsidies.

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,	Eleven Months Ended November 30,
	2018L	2018	2019P
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	153.5	130.4	123.6
Non-energy subsidies	63.4	52.3	54.1

Total subsidies	216.9	182.7	177.7

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2015	2016	2017	2018	2019
	(in trillions of Rupiah)
Education	390.3	370.8	406.0	435.0	492.5
Infrastructure	256.1	269.1	379.4	410.7	415.0
Energy Subsidy	119.1	106.8	97.6	163.5	160.0
Health	69.3	92.8	92.2	107.4	123.1

Source:    Ministry of Finance

Deficit Financing.

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,	Eleven Months Ended November 30,
	2018L	2018	2019P
	(in trillions of Rupiah)
Debt financing
Government securities (net)	358.4	369.4	465.1
Loans
Domestic loans (net)	1.4	0.6	0.7
Foreign loans:
Gross drawings:
Program loan	50.6	37.5	29.7
Project loan	38.0	23.5	22.7
Total gross drawing	88.6	61.0	52.4
Amortization	(76.3)	(67.4)	(75.2)
Total foreign loan (net)	12.3	(6.4)	(22.8)
Total loans (net)	13.6	(5.8)	(22.2)

Total debt financing	372.0	363.7	442.9

Investment financing
Investment to SOEs	(3.6)	(3.6)	(13.8)
Investment to other institutions	(2.5)	0.0	(2.5)
Investment to public service agencies	(52.7)	(9.7)	(3.8)
Investment in financial organizations/institutions	(2.3)	(2.3)	(2.3)
Revenue of investment	—	—	—

Total investment financing	(61.1)	(15.6)	-22.4

Lending	—	—	—
On-lending to SOEs/local government/institutions/other agencies:	(4.3)	(0.3)	0.4

Lending reserves	—	—	—

Total lending	(4.3)	(0.3)	0.4

Mandatory guarantee	(1.1)	—	—

Other financing	0.2	0.2	0.2

Total financing (net)	305.7	347.9	421.0

Source: Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Government Expenditures.

Total Government expenditures increased by 5.3% from Rp1,942.6 trillion in the first eleven months of 2018 to Rp2,046.0 trillion in the same period in 2019. Total central Government expenditures increased by 5.5% from Rp1,225.5 trillion in the first eleven months of 2018 to Rp1,293.2 trillion in the same period in 2019, primarily due to increases in personnel expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund increased by 5.0% from Rp717.1 trillion in the first eleven months of 2018 to Rp752.8 trillion in the same period in 2019, primarily due to higher general transfer funds realization.

Public Debt

As of November 30, 2019, total public debt of the central Government was U.S.$341.4 billion, 16.0% of which consisted of loans and 84.0% of which consisted of securities, including domestic and foreign issuances of bonds and Sukuk.

External Public Debt of the Republic

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31, 2018	As of November 30, 2019P
	(in millions of U.S. dollars)
Concessional Loans:
Multilateral creditors	29,348.7	29,964.0
Bilateral creditors	23,107.3	21,335.8
Semi-concessional Loans:
Export agency creditors	—	—
Commercial(2)	75,811.1	78,290.5

Total	128,267.1	129,590.4

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.5%	11.4%

Source:    Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The total outstanding external public debt of the Republic as of November 30, 2019 was U.S.$129.6 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31, 2018	As of November 30, 2019P
	(in millions of U.S. dollars)
Bilateral loans	23,107.3	21,335.8
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	18,295.8	18,649.5
Asian Development Bank	9,787.9	9,805.7
Islamic Development Bank	988.1	1,197.5
Nordic Investment Bank	10.2	9.1
European Investment Bank	9.9	6.7
International Fund for Agricultural Development	183.2	178.2
Asian Infrastructure Investment Bank	73.6	117.3
Multilateral Investment Guarantee Agency	—	—
Total multilateral loans	29,348.7	29,964.0

Total loans	52,456.0	51,299.9

Source:    Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,		As of November 30,
	2018		2019P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	93,701.9	93,701.9	93,429.8	93,429.8
Japanese yen	1,976,031.9	17,891.6	2,049,047.2	18,711.8
Euros	11,937.4	13,651.0	13,349.9	14,700.3
SDR	1,246.4	1,733.4	1,068.5	1,466.9
British pounds	76.6	97.2	60.3	77.9
Others	Multiple currencies	1,192.1	Multiple currencies	1,203.7

Total	N/A	128,267.1	N/A	129,590.4

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central government for the years indicated.

External Debt Service Requirements of the Central Government(1)

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2018	8.4	4.7	13.2
2019*	10.7	4.7	15.4
2020**	9.2	4.5	13.7
2021**	10.7	4.2	14.9
2022**	11.9	3.9	15.8

Source:    Ministry of Finance

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of December 31, 2018.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to November 30, 2019 and (ii) projected principal and interest payments to be made from December 1, 2019 to December 31, 2019 based on external debt outstanding as of November 30, 2019.

**	Projected based on external debt outstanding as of November 30, 2019.

External Debt of Bank Indonesia

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,	As of October 31,
	2018	2019P
	(in millions of U.S. dollars)
Multilateral	2,754	2,726
Commercial(2)	0	0

Total	2,754	2,726

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	32.6	2.9	35.5
2016	48.3	4.2	52.5
2017	144.9	13.4	158.3
2018	0.0	11.1	11.1
2019*(1)	0.0	28.2	28.2

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of October 31, 2019.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rate as of October 31, 2019.

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,	As of October 31,
	2018	2019P
	(in millions of U.S. dollars)
Financial institutions:
Bank	6,924	6,992
Non-bank	3,865	3,820

Total financial institutions	10,789	10,812
Non-financial institutions	34,724	39,870

Total	45,513	50,682

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,	As of November 30,
	2018	2019P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,608.2	2,986.8

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2018	374.9	177.1	552.1
2019*	405.0	207.7	612.7
2020**	257.4	213.7	471.1
2021**	259.3	199.4	458.7
2022**	202.9	178.5	381.4

Source:    Ministry of Finance

*

Calculated based on (i) actual principal and interest payments made from January 1, 2019 to November 30, 2019 and (ii) projected principal and interest payments to be made from December 1, 2019 to December 31, 2019 based on domestic debt outstanding as of November 30, 2019.

**	Projected based on domestic debt outstanding as of November 30, 2019.

Contingent Liabilities from Government Guarantees

As of September 30, 2019, the Government had accumulated Rp4.4 trillion in the guarantee reserve fund account.

The guarantee that the Government has provided to infrastructure projects includes:

•

Full default risk guarantees relating to the PT PLN loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (Fast Track I program). Outstanding guarantees for this program amount to Rp24.8 trillion;

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp104.9 billion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on Power Purchase Agreements related to Fast Track II program. Guarantee exposure for this program amounts to Rp96.1 trillion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee PPP projects such as power plant projects (Central Java steam power plant) and several section of toll road projects (Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). Guarantee exposure for this program amounts to Rp47.4 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp21.7 trillion;

•

Guarantee for infrastructure financing through direct loans from International Financial Institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp20.7 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for construction of Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amounts to Rp970.1 billion;

•	Guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp2.7 trillion; and

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp889 billion.

As of September 30, 2019, no claims from the foregoing guarantees have arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139

Source:    Bank Indonesia

The Rupiah appreciated by 3.6% from Rp14,380 per U.S. dollar as of December 31, 2018 to Rp13,883 per U.S. dollar as of December 31, 2019. On average, the Rupiah appreciated by 0.8% from Rp14.246 per U.S. dollar as of December 31, 2018 to Rp14,139 per U.S. dollar as of December 31, 2019. The appreciation was in line with Indonesia’s economic fundamentals that remain in good condition with favorable national economic outlook as well as reduced uncertainty in global financial markets.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2018	As of November 30, 2019P
	(in millions of U.S. dollars, except for months)
Gold	3,230	3,679
SDRs	1,533	1,531
Reserve position with the IMF	1,096	1,082
Foreign exchange and others	114,776	120,341

Total	120,654	126,633

Total as number of months of imports and Government external debt repayments	6.4	7.2

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2018, foreign reserves decreased to U.S.$120.7 billion, equivalent to 6.4 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

As of November 30, 2019, foreign reserves increased to U.S.$126.6 billion which is equal to 7.2 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Debt-to-GDP Ratios

The following table sets forth the central government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31, 2018L	As of November 30, 2019P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	29.8	30.0
Debt service to GDP ratio	5.1	4.6	(2)
Total public debt of the central Government (in billions of U.S.$)(1)	308.1	341.4
—% in Loans	18.1	16.0
—% in Bonds	81.9	84.0

Source:    Ministry of Finance, Bank Indonesia

(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.
(2)	As of October 31, 2019.
L	LKPP (Audited).
P	Preliminary.